Exhibit 5.2

February 17, 2010

ICO Global Communications (Holdings) Limited

Plaza America Tower I

11700 Plaza America Drive, Suite 1010

Reston, Virginia 20190

Re:	ICO Global Communications (Holdings) Limited Prospectus Supplement

Ladies and Gentlemen:

As counsel to ICO Global Communications (Holdings) Limited (the “Company”) we are rendering this opinion in connection with the proposed issuance by the Company of (i) subscription rights (the “Rights”) to purchase Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) pursuant to a rights offering to holders of the Class A Common Stock and the Class B common stock, par value $0.01 per share, of the Company as of February 8, 2010, and (y) shares of Class A Common Stock issuable upon the exercise of the Rights (the “Shares”), which Shares are registered under the Securities Act of 1933 pursuant to the Registration Statement on Form S-3 dated July 3, 2008, as amended, to which this opinion is being filed as Exhibit 5.1, and related prospectus supplement (the “Supplement”) dated February 17, 2010 (together, the “Registration Statement”). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that:

1)	The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

2)	When the Shares are issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Supplement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, as originally filed or as subsequently amended.

Respectfully submitted,

/S/ MORRISON & FOERSTER LLP

Morrison & Foerster LLP